Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian D. Keogh                425/453-9400

ESTERLINE TO ACQUIRE NMC GROUP

Specialized Fasteners Extend Esterline’s Advanced Materials Product Offering

BELLEVUE, Wash., November 18, 2008 — Esterline Corporation (NYSE: ESL www.esterline.com) today announced an agreement to acquire NMC Group (Nylon Molding Corporation) for approximately $90 million. NMC is a designer and manufacturer of specialized fasteners for the aerospace/defense industry. Completion of the transaction is expected in 30 to 45 days, contingent upon Hart-Scott-Rodino approval and other customary closing conditions. Esterline will fund the acquisition with available cash.

“Nylon Molding fits perfectly within our Advanced Materials segment, extending our product offering to include specialized plastic and composite-adhesive-bonded fasteners,” said Robert W. Cremin, Esterline’s chief executive officer. “The transaction also continues our strategy to consolidate manufacturers of superior aerospace systems and components,” he said.

NMC, first incorporated in 1946, is a privately held company employing 100 people at its Pomona, Calif., operation. Cremin said that NMC will continue to run as a stand-alone operation reporting to Esterline Engineered Materials in Brea, Calif. He said,

“…Nylon Molding brings us a proven, top-notch management team and a strong engineering base.”

About Esterline:

Esterline Corporation is a leading world-wide supplier to the aerospace and defense industry specializing in three core areas: Advanced Materials, Avionics & Controls and Sensors & Systems. Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products. Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

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Page 2 of 2 — Esterline Completes Acquisition of NMC Group

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